Exhibit (a)(2)

MEMORANDUM

FROM:	Kenneth Ferry, Chief Executive Officer and President

DATE:	September 22, 2006

RE:	Offer to Exchange Options

IMPORTANT NEWS - Please Read Immediately and Take Action By October 20, 2006

iCAD, Inc. (“iCAD”) recognizes that a number of the stock options that we have previously granted under our stock option plans as well as certain non-plan options we have granted may not currently be providing the performance incentives that were originally intended.

I am happy to announce that our Board of Directors has approved the making of an offer to exchange certain options (the “Exchange Offer”) to (i) employees of iCAD, including Officers of iCAD and its subsidiaries and (ii) members of iCAD’s Board of Directors (“Directors”) as well as certain consultants to iCAD (“Consultants”). The Exchange Offer is intended to provide all employees and Directors and certain Consultants who hold stock options previously granted under our 2001 Stock Option Plan, 2002 Stock Option Plan, 2004 Stock Incentive Plan, the Intelligent Systems Software, Inc. 2001 Stock Option Plan and certain Non-Plan Stock Options that were granted in connection with our acquisition of Qualia Computing, Inc. and its CADx Systems, Inc. subsidiary, having an exercise price in excess of $2.00 per share (the “Options”), an opportunity to exchange such Options for the grant of a New Option or New Options, as applicable, in the amounts, upon the terms and subject to the conditions as set forth in the Offer to Exchange, a copy of which is attached hereto, and which, together with the Letter of Transmittal and Notice of Withdrawal (each of which is attached to the Offer to Exchange), constitutes the “Offer” to exchange Options.

The Offer will expire at 5:00 p.m. Eastern Time on October 20, 2006, unless the Offer is further extended by iCAD in its sole discretion (the “Expiration Date”). To participate in the Offer, you will need to complete and return a completed and signed Letter of Transmittal, together with all other documents required by the Letter of Transmittal by the Expiration Date.

If you are eligible and you elect to participate in the Offer, your existing, unexercised and properly tendered Options accepted by iCAD will be cancelled on the cancellation date, which shall be as of the Expiration Date of the Offer (the “Cancellation Date”), and iCAD will also grant you a New Option or New Options, as applicable, on the first business day after the Cancellation Date (the “Replacement Grant Date”). The exercise price of the New Option or New Options, as applicable, will be the greater of (i) the closing sale price of iCAD’s common stock on the Replacement Grant Date or (ii) $2.00 per share. The number of shares of iCAD common stock subject to the New Option or New Options, as applicable, will be the same number of shares subject to the Options tendered and accepted by iCAD for cancellation, subject to adjustments for any stock splits, stock dividends and similar events. The New Option or New Options will have a term of two (2) years from the Replacement Grant Date and will vest in full on the Replacement Grant Date. An agreement between you and iCAD representing any New Option or New Options granted to you will be sent to you as soon as possible after the Replacement Grant Date.

Please note that participation in the Offer is voluntary and at the discretion of each eligible employee Director and Consultant. Moreover, completion of the Offer is subject to various conditions, including stockholder approval authorizing the Offer.

The foregoing is a brief synopsis of the terms and conditions of the Offer. iCAD makes no recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible Options in the Offer. WE ADVISE ALL ELIGIBLE EMPLOYEES, DIRECTORS AND CONSULTANTS TO CAREFULLY READ THE OFFER TO EXCHANGE TOGETHER WITH THE (I) LETTER OF TRANSMITTAL, AND (II) NOTICE OF WITHDRAWAL, COPIES OF WHICH ARE ATTACHED TO THE OFFER TO EXCHANGE AND WHICH EXPLAIN IN DETAIL THE TERMS AND CONDITIONS OF THE OFFER AND THE EXCHANGE PROCEDURE FOR ELIGIBLE OPTIONS.

If you have any questions about the Offer or the exchange procedure, please contact Annette Heroux, our Vice President of Administration by telephone at (603) 882-5200 or by e-mail at aheroux@icadmed.com.

On behalf of iCAD I would like to thank you for your ongoing commitment to our company.

Regards,

/s/ Ken Ferry